Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of December 23, 2004, and is effective immediately following the Effective Time, by and among MARQUEE HOLDINGS INC., a Delaware corporation (“Holdings”), AMC ENTERTAINMENT INC., a Delaware corporation (“AMCE” and, collectively with Holdings, the “Company”), and PETER C. BROWN (“Employee”).  In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in Section 17.

1.             Position and Duties.  During the Term (as defined in Section 2) of his employment by the Company under this Agreement, Employee shall devote his full time and attention to the business of the Company as Chairman of the Board, Chief Executive Officer and President of each of Holdings and AMCE, as directed by the Board of Directors of Holdings or AMCE, as applicable.  Notwithstanding the foregoing, Employee shall be permitted, to the extent such activities do not substantially interfere with the performance by Employee of his duties and responsibilities under this Agreement, (i) to manage Employee’s personal financial and legal affairs, (ii) to serve on corporate, civic or charitable boards or committees, and (iii) to serve in executive positions in affiliates or entities in which the Company has an interest.

2.             Term.  The term of this Agreement shall commence as of the Effective Date and shall terminate on the fifth anniversary thereof or sooner as provided in Section 6 below (such period, as it may be extended, the “Term”).  On each anniversary of the Effective Date during the Term, one year shall be added to the Term of Employee’s employment with the Company under this Agreement, so that as of each such anniversary the Term of Employee’s employment hereunder shall be five (5) years.

3.             Compensation.

(a)           Base Salary.  During the Term of his employment by the Company under this Agreement, Employee shall receive an annual salary of $728,300.00 (“Base Salary”) (less withholding for applicable taxes), payable in accordance with the Company’s payroll procedures for its salaried employees, subject to such increases as may be approved by the Compensation Committee of Holdings’ Board of Directors (the “Compensation Committee”).

(b)           Bonus.  In addition to Base Salary, Employee shall be eligible to receive an annual bonus (the “Bonus”) as determined from time to time by the Compensation Committee based on the Company’s applicable incentive compensation program, as such may exist from time to time.

(c)           Benefits.  During the Term of Employee’s employment by the Company under this Agreement, Employee also shall be eligible for the benefits offered by the Company from time to time to the Company’s other executive officers (such as group insurance, pension plans, thrift plans, stock purchase plans and the like).  Following termination of employment,

Employee’s rights to coverage and benefits under such plans and programs shall be governed by the terms of such plans as in effect from time to time, except to the extent expressly provided otherwise herein.  Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs it may adopt from time to time.

(d)           Automobile.  During the Term of Employee’s employment by the Company under this Agreement, the Company shall provide Employee with a Company owned or leased automobile or an equivalent automobile allowance.

4.             Expense Reimbursements.  During the Term of Employee’s employment by the Company under this Agreement, the Company shall reimburse Employee for business travel and entertainment expenses reasonably incurred by Employee on behalf of the Company in accordance with the Company’s procedures, as such may exist from time to time.

5.             Termination.  Employee’s employment by the Company under this Agreement shall be terminated upon the earliest to occur of the following events and any termination of Employee’s employment as provided herein shall constitute a termination of his employment with each of Holdings and AMCE:

(a)           Resignation.  Employee’s resignation or other voluntary departure.

(b)           Death.  The death of Employee.

(c)           Disability.  If, as a result of Employee’s incapacity due to physical or mental illness, (i) Employee shall not have been regularly performing his duties and obligations hereunder for a period of one hundred twenty (120) consecutive days (a “Disability”), (ii) the Company has given Employee the written Notice of Termination pursuant to Section 6(a) hereof, and (iii) within thirty (30) days after the Company gives Employee such written Notice of Termination (which may occur before or after the end of such 120 day period), Employee shall not have returned to the performance of his duties and obligations hereunder on a regular basis.

(d)           Cause.  Employee is terminated by Holdings’ Board of Directors for Cause.  For purposes of this Agreement, “Cause” is defined as (i) the willful and continued failure by Employee to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging by Employee in misconduct which is materially and demonstrably injurious to the Company.  For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be considered “willful” unless such act was committed, or such failure to act occurred, in bad faith and without reasonable belief that Employee’s act or failure to act was in the best interests of the Company.

(e)           Without Cause.  The employment of Employee by the Company under this Agreement may be terminated without Cause with severance at any time by Holdings’ Board of Directors in its sole discretion.

(f)            Good Reason.  Employee terminates his employment by the Company hereunder for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean (i) a failure by the Company to comply with any material provisions of this Agreement which has not been cured within thirty (30) days after written notice of such noncompliance has been given to Holdings by Employee, (ii) any purported termination of Employee which is not effected pursuant to a Notice of Termination, as defined in Sections 6 and 12 below (and for purposes of this Agreement no such purported termination shall be effective), (iii) the assignment to Employee of any duties inconsistent in any material respect with Section 1 of this Agreement, or any other actions by the Company that result in a material diminution of Employee’s position, authority, duties or responsibilities, other than an action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from Employee, (iv) any material reduction in Employee’s Base Salary or benefits or eligibility under Bonus or benefit plans which is not agreed to by Employee, or (v) any requirement that Employee be based at any office outside of a 35 mile radius of the current headquarters office of AMCE; provided, however, that the Merger of Marquee Inc. with and into AMCE as of the Effective Date shall not constitute or be deemed to constitute grounds for Employee’s resignation for Good Reason under this Agreement.  Employee must notify Holdings in writing within thirty (30) days of becoming aware of the occurrence of any of (i) through (v) above in order to receive the payments described in Section 7(c) below.

(g)           Change of Control.  Employee terminates his employment by the Company hereunder in the event of a Change of Control.  Employee must not be the person or part of a group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) which effected the Change of Control, and must notify the Company in writing of such termination within sixty (60) days after the occurrence of a Change of Control, in order to receive the payments described in Section 7(c) below.

(h)           Retirement.  The voluntary retirement by Employee at or after age 65.

6.             Termination Procedure.

(a)           Notice of Termination.  Any termination of the Company’s employment of Employee, either by the Company or by Employee (other than termination pursuant to Section 5(b) hereof), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall, where applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee under the provisions so indicated.

(b)           Date of Termination.  “Date of Termination” shall mean (i) if Employee’s employment by the Company is terminated pursuant to Section 5(a) or 5(h) hereof, thirty (30) days after Notice of Termination is given, (ii) if Employee’s employment by the Company is terminated pursuant to Section 5(b) hereof, the date of death, (iii) if Employee’s employment by the Company is terminated pursuant to Section 5(c) hereof, thirty (30) days after Notice of Termination is given (provided that Employee shall not have again become available for service to the Company on a regular basis during such thirty (30) day period), (iv) if Employee’s employment by the Company is terminated pursuant to Section 5(d), the date specified in the Notice of Termination, and (v) if Employee’s employment by the Company is terminated for any other reason, the date on which a Notice of Termination is given.

7.             Compensation During Disability or Upon Termination of Employment.

(a)           During Disability.  During any period that Employee fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (a “disability period”), Employee shall continue to receive his Base Salary at the rate then in effect for such period until his employment by the Company is terminated pursuant to Section 5(c) hereof, provided that payments so made to Employee during the first 180 days of any such disability period shall be reduced by the sum of the amounts, if any, paid to Employee at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.  Employee shall also receive a pro rata portion of the Bonus described in Section 3(b) pursuant to the Company’s applicable incentive compensation program (the amount of such pro rated Bonus to be determined as though the target level for such Bonus was attained (or if there is no target level, to be determined as though the target level of 70% of the Base Salary at the rate then in effect was attained), multiplied by a fraction, the numerator of which is the number of completed months in the then current Bonus program year and the denominator of which is 12), as such may exist from time to time.

(b)           Termination for Employee Resignation, Cause or Retirement.  If Employee’s employment by the Company is terminated pursuant to Section 5(a) or (d), the Company shall pay Employee his accrued but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (the “Accrued Payments”), and the Company shall have no further obligations to Employee under this Agreement.  If Employee’s employment by the Company is terminated pursuant to Section 5(h), (i) the Company shall pay Employee the Accrued Payments, (ii) the Company shall pay Employee a pro rata portion of the Bonus described in Section 3(b) pursuant to the Company’s applicable incentive compensation program (the amount of such pro rated Bonus to be determined as though the target level for such Bonus was attained (or if there is no target level, to be determined as though the target level of 70% of the Base Salary at the rate then in effect was attained), multiplied by a fraction, the numerator of which is the number of completed months in the then current Bonus program year and the denominator of which is 12), as such may exist from time to time and (iii) Employee shall have the Put Right described in Section 7(c)(ii) and Employee’s outstanding Employee Options shall be vested as if the Date of Termination were the fifth anniversary of such date (i.e., Employee will be credited with an additional five years of service for purposes of vesting in the Employee Options).  .

(c)           Termination for Death, Disability, Without Cause or by Employee for Good Reason or Change of Control.  If Employee’s employment by the Company is terminated pursuant to Section 5(b), (c), (e), (f) or (g), the Company shall pay to Employee or his personal representative the Accrued Payments and the compensation payments described in Section 7(c)(i), Employee shall have the Put Right in Section 7(c)(ii) and Employee’s outstanding Employee Options shall be vested as if the Date of Termination were the fifth anniversary of such date (i.e., Employee will be credited with an additional five years of service for purposes of vesting in the Employee Options); provided, however, that Employee also must have timely notified the Company as provided in Sections 5(f) and (g), as applicable, in order to receive such payments, such Employee Option vesting and have such Put Right.  All amounts payable under this Section 7(c) shall be reduced by withholding for applicable taxes, if any.

(i)            A lump-sum cash payment equal to the sum of (A) Employee’s Base Salary at the rate in effect on the Date of Termination for the remainder of the Term, plus (B) the Bonus described in Section 3(b) pursuant to the Company’s applicable incentive compensation program (the amount of such Bonus to be determined as if the target level for such Bonus was attained (or if there is no target level, to be determined as though the target level of 70% of the Base Salary at the rate then in effect was attained)), multiplied by the number of years remaining in the Term (for purpose of (A) and (B) any partial year during the remainder of the Term shall be treated as an entire year).  All payments pursuant to this Section 7(c)(i) shall be paid on the Date of Termination by wire transfer of immediately available funds in the appropriate amount to an account designated by Employee or his estate, as the case may be.

(ii)           Put Right.

(A)          Except as otherwise provided herein, if Employee’s employment by the Company is terminated pursuant to Section 5(b), (c), (e), (f), (g) or (h), then Employee or his estate, as the case may be, shall have the right (the “Put Right”), for six months following the Date of Termination, (A) to sell to Holdings, and Holdings shall be required to purchase, on one occasion, all or any portion, as specified by Employee or his estate, of the shares of Common Stock then held by Employee or his estate, as the case may be, at the Put Price and (B) to require Holdings to pay to Employee or his estate, as the case may be, an amount equal to the Employee Option Excess Price with respect to the termination of all or any portion, as specified by Employee, of the outstanding vested Employee Options then held by Employee or his estate, as the case may be.

(B)           Employee or his estate, as the case may be, shall send written notice to Holdings of his or its intention to exercise the Put Right to sell shares of Common Stock and/or to terminate Employee Options (the “Redemption Notice”).  The completion of the purchase shall take place on the tenth day after the actual date of delivery of the Redemption Notice against delivery of certificates or other instruments representing the Common Stock so purchased and appropriate documents canceling the Employee Options so terminated, appropriately endorsed or executed by Employee or his estate, or his or its duly authorized representative.  Subject to Section 7(c)(ii)(C), payment of the aggregate Put Price for all Common Stock repurchased pursuant to a Redemption Notice shall be paid within ten (10) days following the determination of Fair Market Value by wire transfer of immediately available funds in the appropriate amount to an account designated by Employee or his estate, as the case may be.  Payments with respect to Employee Options as described above shall be paid in substantially equal installments on the first business day of the month over the 180 day period following the determination of Fair Market Value by wire transfer of immediately available funds in the appropriate amount to an account designated by Employee or his estate, as the case may be.

(C)           Notwithstanding anything to the contrary herein, if the Board of Directors of Holdings in good faith determines that the repurchase by Holdings of Common Stock pursuant to a Redemption Notice:

(I)            is prohibited by applicable law restricting the purchase by a corporation of its own shares; or

(II)           prior to the first to occur of an Initial Public Offering or a Change of Control, would violate or cause a default under any of Holdings’ or any of Holdings’ Subsidiaries’ material debt agreements, indentures and other agreements or instruments evidencing material indebtedness of Holdings or any of its Subsidiaries, as such agreements, indentures and instruments may be amended or modified from time to time in accordance with their terms (collectively, “Financing Documents”) (the events described in (I) and (II) above each constitute a “Repurchase Disability”), then Holdings shall notify Employee in writing (a “Disability Notice”).  The Disability Notice shall specify the nature of the Repurchase Disability.  Holdings shall thereafter repurchase the Common Stock described in the Redemption Notice as soon as reasonably practicable after all Repurchase Disabilities cease to exist (or Holdings may elect, but shall have no obligation, to cause its nominee to repurchase the Common Stock while any Repurchase Disabilities continue to exist).

In the event Holdings or its nominee does not repurchase the Common Stock due to a Repurchase Disability, (1) Holdings shall provide written notice to Employee as soon as practicable after all Repurchase Disabilities cease to exist (the “Reinstatement Notice”); (2) the Fair Market Value shall be determined as of the date the Reinstatement Notice is delivered to Employee, which Fair Market Value shall be used to determine the Put Price and (3) the completion of the repurchase pursuant to the Redemption Notice shall occur on a date specified by Holdings within 10 days following the determination of the Fair Market Value of the Common Stock; provided, however, that the number of shares of Common Stock subject to repurchase under this Section 7(c)(ii) shall be that number of shares of Common Stock held by Employee or his estate, as the case may be, at the effective date of the Redemption Notice in accordance with this Section 7(c)(ii).

(D)          Notwithstanding the foregoing, to the extent that Holdings’ repurchase of Common Stock pursuant to a Redemption Notice may be made in part without creating or causing a Repurchase Disability, Holdings shall make such repurchases to the fullest extent without creating or causing a Repurchase Disability.

(E)           Notwithstanding anything to the contrary in the Management Stockholders Agreement, if the Company shall exercise the Call Right pursuant to Section 2(c) of the Management Stockholders Agreement, Employee shall have the Put

Right specified herein as if he terminated his employment pursuant to Section 5(g) of this Agreement as of the date of the Change of Control pursuant to which such Call Right is exercised.

8.             Indemnification.

(a)           Holdings shall indemnify Employee to the fullest extent permitted by Delaware law against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA liabilities, excise taxes and amounts paid in settlement) reasonably incurred by Employee in connection with a Proceeding.  For the purposes of this Section, a “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made, or is threatened to be made, a party, or a witness by reason of the fact that he is or was an officer, director or employee of Holdings or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of Holdings.

(b)           Holdings shall advance to Employee all reasonable and necessary costs and expenses incurred in connection with a Proceeding within 20 days after receipt by Holdings of a written request for such advance.  Such request shall include an itemized list of the costs and expenses and an undertaking by Employee to repay to Holdings the amount of such advance if ultimately it shall be determined that he is not entitled to be indemnified against such costs and expenses.

(c)           Employee shall not be entitled to indemnification under this Section unless Employee meets the standard of conduct specified under Delaware law.  Notwithstanding the foregoing, to the extent permitted by law, neither Section 145(d) of the General Corporation Law of the State of Delaware nor any similar provision shall apply to indemnification under this Section, so that if Employee in fact meets the applicable standard of conduct (as ultimately determined by a court of competent jurisdiction or as ultimately determined by the arbitrator in arbitration pursuant to Section 16), he shall be entitled to indemnification hereunder whether or not Holdings (whether by the Board of Directors of Holdings, the shareholders, independent legal counsel or other party) determines that such indemnification is proper or that he has met such applicable standard of conduct.  Neither the failure of Holdings to have made such a determination prior to the commencement by Employee of any suit or arbitration proceeding seeking indemnification, nor a determination by Holdings that Employee has not met such applicable standard of conduct, shall create a presumption that Employee has not met the applicable standard of conduct.

(d)           Holdings shall be permitted to settle any Proceeding or claim in any manner other than as would impose liability on Employee for which he would not be entitled to indemnification or insurance coverage hereunder.  Employee shall not settle any proceeding without Holdings’ prior written consent, which consent will not be unreasonably withheld.

(e)           Holdings shall maintain an insurance policy or policies providing directors’ and officers’ liability insurance.  Employee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of coverage available for any director or officer of Holdings.

(f)            Employee shall give Holdings prompt notice of any proceeding which may give rise to a claim for indemnification.  Holdings shall have the right, at its expense, to assume the defense of any such proceeding.

9.             Confidentiality.  Employee acknowledges that he knows and in the future will know information relating to the Company and its affiliated companies and their respective operations that is confidential or a trade secret.  Such information includes information, whether obtained in writing, in conversation or otherwise, concerning corporate strategy, intent and plans, business operations, pricing, costs, budgets, equipment, the status, scope and term of pending acquisitions, negotiations and transactions, the terms of existing or proposed business arrangements, contracts and obligations, and corporate and financial reports.  Such confidential or trade secret information shall not, however, include information in the public domain unless Employee has, without authority, made it public.

Employee shall (a) not disclose such information to anyone except in confidence and as is necessary to the performance of his duties for the Company, (b) keep such information confidential, (c) take appropriate precautions to maintain the confidentiality of such information, and (d) not use such information for personal benefit or the benefit of any competitor or any other person.

Upon termination of his employment by the Company under this Agreement, Employee shall return all materials in his possession or under his control that were prepared by or relate to the Company or its affiliates, including, but not limited to, materials containing confidential information, files, memorandums, price lists, reports, budgets and handbooks.

Employee’s obligation under this Section 9 shall survive the termination of Employee’s employment by the Company under this Agreement.

10.          Equitable Remedies.  The parties acknowledge that irreparable damage will result to the Company from any violation of Section 9 above by Employee.  The parties expressly agree that, in addition to any and all remedies available to the Company for any such violation, the Company shall have the remedy of restraining order and injunction and any such equitable relief as may be declared or issued to enforce the provisions of Section 9 above and Employee agrees not to claim in any such equitable proceeding that a remedy at law is available to the Company.  Notwithstanding anything contained herein to the contrary and if, and only if, any provision of the type contained in Section 9 above, as the case may be, is enforceable in the jurisdiction in question, if any one or more of the provisions contained in such section shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law in such jurisdiction as it shall then appear.

11.          Successors: Binding Agreement.

(a)           Company Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)           Employee’s Successors.  This Agreement and all rights hereunder shall be binding upon, inure to the benefit of and be enforceable by Employee’s personal or legal representatives and heirs.

12.          Notices.  All notices, requests, demand or other communications under this Agreement shall be in writing addressed as follows:

If to Holdings:	Marquee Holdings Inc.
c/o J.P. Morgan Partners (BHCA), L.P.
1221 Avenue of the Americas
39th Floor
New York, New York 10020
	Attn:	Michael R. Hannon
Stephen P. Murray

with a copy to:	Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, NY 10022
	Attn:	Samuel A. Fishman
David M. Schwartzbaum

and to:	Marquee Holdings Inc.
c/o Apollo Management V, L.P.
9 West 57th Street
43rd Floor
New York, New York 10019
	Attn:	Marc Rowan

with a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attn:	Daniel A. Neff
David C. Karp

If to AMCE:	AMC Entertainment Inc.
920 Main Street
Kansas City, MO 64105
	Attn:	General Counsel

with copies to:	Holdings, Latham & Watkins LLP and Wachtell, Lipton, Rosen & Katz as set forth above.

If to Employee:	to him at the most recent residence address as maintained in the Company’s payroll records.

Any such notice, request, demand or other communication shall be effective as of the date of actual delivery thereof.  Either party may change such notice address by written notice as provided herein.

13.          Total Compensation.  The compensation to be paid to Employee under this Agreement shall be in full payment for all services rendered by Employee in any capacity to the Company or any affiliate of the Company.  All compensation and benefits provided hereunder shall be subject to applicable income tax and other corresponding withholding requirements.

14.          Additional Potential Compensation.  Nothing in this Agreement shall prohibit the Company from awarding additional compensation to Employee if it is determined that such compensation is warranted based on Employee’s performance.

15.          Other Provisions.  This Agreement shall be governed by the laws of the State of Missouri.  This Agreement represents the entire agreement of the parties hereto and shall not be amended except by a written agreement signed by all the parties hereto.  This Agreement supersedes any prior oral or written agreements or understandings between the Company or any affiliate of the Company and Employee.  In the event of any conflict between the terms of this Agreement and the terms of the Management Stockholders Agreement, the Option Plan, the Incentive Stock Option Agreement by and between Holdings and Employee dated on or about the Effective Date, the Non-Qualified Stock Option Agreement by and between Holdings and Employee dated on or about the Effective Date or any agreement between the Company and Employee regarding Employee Options, the terms of this Agreement shall control.  This Agreement shall not be assignable by one party without the prior written consent of the other party, except by the Company if it complies with Section 11 above.  In the event one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement or any other application thereof shall not in any way be affected or impaired thereby.  Section headings herein have no legal significance.

16.          Arbitration.  Any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association.  The award of the arbitrators shall be final and binding upon the parties.

The parties hereto agree that (i) three arbitrators shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) at least one arbitrator shall be a licensed attorney, (iii) the arbitrators shall have the power to award injunctive relief or to direct specific performance, (iv) each of the parties, unless otherwise provided by applicable law and procedures, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration, and (v) the arbitrators shall award to the prevailing party a sum equal to that party’s share of the arbitrators’ and administrative fees of arbitration.

Nothing in this Section shall be construed as providing Employee a cause of action, remedy or procedure that Employee would not otherwise have under this Agreement or the law.  Employee understands that in signing this Agreement he is waiving any right that he may have to a jury trial or a court trial of any legal dispute or claim as set forth above.

17.          Definitions.  For purposes of this Agreement, the following definitions are applicable:

“Affiliate” shall mean, with respect to any specified Person:

(i)            any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(ii)           any other Person that owns, directly or indirectly, 10% or more of such Person’s Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Apollo” means Apollo Management V, L.P., a Delaware limited partnership.

“Apollo Group” means (i) Apollo; (ii) the Apollo Holders; and (iii) any Affiliate of Apollo (including the Apollo Holders).

“Apollo Holders” means Apollo Investment Fund V, L.P. (“AIF V”), Apollo Overseas Partners V, L.P. (“AOP V”), Apollo Netherlands Partners V (A), L.P. (“Apollo Netherlands A”), Apollo Netherlands Partners V (B), L.P. (“Apollo Netherlands B”), and Apollo German Partners V GmbH & Co KG (“Apollo German Partners”) and any other partnership or entity affiliated with and managed by Apollo or its Affiliates to which AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B, or Apollo German Partners assigns any of their respective interests in Holdings.

“Apollo Investors” means, collectively, AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B and Apollo German Partners.

“Capital Stock” of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether outstanding as of the Effective Time or issued thereafter.

“Change of Control” means the occurrence of, after the Effective Date, any of the following events:

(i)            any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the

“beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of Holdings or of AMCE (for purposes of calculating the total voting power of the Voting Stock held by a group solely in the context of a merger, consolidation or other business combination with a Person engaged in a line of business similar to that of Holdings or of AMCE and its Subsidiaries on August 18, 2004, the voting power beneficially owned by the Permitted Holders or by Permitted Co-Investors, to the extent such voting power of the Voting Stock was acquired by such Permitted Co-Investors on or before January 31, 2005 in transactions that satisfy the definition of Permitted Co-Investor, shall be excluded in an amount equal to the lesser of the total voting power of the Voting Stock beneficially owned by such Permitted Co-Investors on (x) January 31, 2005 or (y) the date of such merger, consolidation or other business combination);

(ii)           the adoption of a plan relating to the liquidation or dissolution of Holdings or AMCE;

(iii)          the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Holdings or of AMCE and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(iv)          a change of control under the indentures relating to the 9 1/2% Senior Subordinated Notes due 2011 (the “2011 Notes”), the 9 7/8% Senior Subordinated Notes due 2012 or the 8% Senior Subordinated Notes due 2014 issued by AMCE (other than a change of control under the indenture relating to the 2011 Notes resulting from the Transactions);

provided, however, that for the avoidance of doubt, the parties hereto agree that the closing of the Merger of Marquee Inc. with and into AMCE as of the Effective Date shall not constitute and shall not be deemed to cause or result in a Change of Control hereunder.

“Common Stock” means common stock of Holdings, par value $0.01 per share.

“Convertible Securities” means any evidence of indebtedness, shares of stock or other securities (other than Options or Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Stock.

“Effective Date” means the later to occur of (i) the date of the closing of the merger of Marquee Inc. with and into AMCE pursuant to the Agreement and Plan of Merger by and among Holdings, Marquee Inc. and AMCE, dated as of July 22, 2004 and (ii) the date on which occurs the Effective Time.

“Effective Time” means the date and time of the filing (or if another date and time is specified in such filing, such specified date or time) of a certificate of merger relating to the Merger with the Secretary of the State of Delaware pursuant to Section 1.2 of the Merger Agreement.

“Employee Option” means an option to purchase shares of Common Stock issued under the Option Plan or other equity award plan of Holdings.

“Employee Option Excess Price” with respect to each share of Stock that may be acquired by exercise of an Employee Option means the excess, if any, of (i) the Put Price over (ii) the price that must be paid under the applicable Employee Option to purchase such share.

“Equivalent Shares” means, at any date of determination, (a) as to any outstanding shares of Stock, such number of shares of Stock, (b) as to any outstanding Options, Warrants or Convertible Securities, the maximum number of shares of Stock for which or into which such Options, Warrants or Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstances in connection with which the number of Equivalent Shares is to be determined) and (c) in respect of any Subsidiary of the Company, (i) as to any outstanding shares of stock of any Subsidiary of the Company, such number of shares of stock or (ii) as to any outstanding options, warrants or convertible securities, the maximum number of shares of stock of any Subsidiary of the Company for which or into which such options, warrants or convertible securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstances in connection with which the number of Equivalent Shares is to be determined).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock as of a given date shall be:

(i)            the closing price of a share of Common Stock on the principal exchange on which such shares are then trading, if any (or as reported on any composite index which includes such principal exchange), on the most recent trading day prior to such determination date; or

(ii)           if Common Stock is not traded on an exchange, the mean between the closing representative bid and asked prices for a share of Common Stock on the most recent trading day prior to such determination date as reported by Nasdaq or, if Nasdaq is not then in existence, by its successor quotation system; or

(iii) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of Holdings or the committee appointed to administer the Option Plan;

provided, however, that if Fair Market Value is determined pursuant to subsection (iii) above and Employee disagrees with such determination, the determination of the Fair Market Value shall be made by an independent third party valuation expert selected by Holdings (and reasonably acceptable to Employee).  Such third party valuation expert shall make a determination of Fair Market Value within 90 days after selection pursuant to the preceding sentence.  The determination of Fair Market Value by such third party expert shall take account of all relevant facts, including, as appropriate, lack of marketability and minority position.  The reasonable fees and expenses of such third party expert shall be borne equally by Holdings and Employee.

“Initial Investor Shares” means that number of Shares held by an Investor immediately following the Effective Time, as the same may be adjusted for stock splits, stock dividends, recapitalizations or similar events.

“Initial Public Offering” shall mean the first issuance by Holdings of any class of common equity securities that is required to be registered (other than on a Form S-8) under Section 12 of the Exchange Act.

“Investor” or “Investors” means each of the JPMP Investors, the Apollo Investors and the other entities listed on Schedule 1 attached hereto and, upon the unanimous approval of each of the JPMP Investors and the Apollo Investors, any other subsequent holder of Shares who agrees to be bound by the terms of the Investor Stockholders Agreement.

“Investor Stockholders Agreement” means that certain Stockholders Agreement by and among Holdings, the JPMP Investors, the Apollo Investors and certain other stockholder parties thereto dated as of October 29, 2004, as amended.

“J.P. Morgan Partners Group” means (i) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

“JPMP Investors” means, collectively, J.P. Morgan Partners (BHCA), L.P. (“JPMP BHCA”), J.P. Morgan Global Investors (Cayman), L.P., JP. Morgan Partners Global Investors (Cayman) II, L.P., and any other affiliated entities designated by JPMP BHCA to Holdings in writing prior to the Effective Time.

“Management Stockholders Agreement” means that certain Management Stockholders Agreement by and among Holdings, the Principal Investors and certain management stockholder parties.

“Merger” means the merger of Marquee Inc. with and into AMCE pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger by and among Holdings, Marquee Inc. and AMCE, dated as of July 22, 2004.

“Option Plan” means the 2004 Stock Option Plan of Marquee Holdings Inc., as amended.

“Options” means any options to subscribe for, purchase or otherwise directly acquire Stock, other than any such option held by Holdings or any right to purchase shares pursuant to the Investor Stockholders Agreement.

“Permitted Co-Investor” means an Investor (other than the Principal Investors) as of the Effective Time and any one or more institutional investors and their respective Affiliates to which any Permitted Holder transfers in the aggregate up to, but no more than, 35% of (a) its equity commitments to the Transactions or (b) its equity securities of Holdings or AMCE, in each case on or before January 31, 2005 (all transfers to any Affiliates of such institutional investor shall be included in such percentage calculation).

“Permitted Holder” means:

(i)            any member of the Apollo Group;

(ii)           any member of the J.P. Morgan Partners Group; and

(iii)          any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of AMCE or Holdings or any Subsidiary of Holdings or any Person holding securities of AMCE or Holdings for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or lien on any securities of AMCE or Holdings held by any Person listed in this clause (iii), then such securities shall no longer be deemed to be held by a Permitted Holder.

“Permitted Transfer” means:  (i) a Transfer approved by each Principal Investor so long as there are any Principal Investors, (ii) a Transfer to an Affiliate of such Investor; provided such transferee remains an Affiliate of such transferor following the Transfer; (iii) following an Initial Public Offering, a Transfer by an Investor made as part of a distribution by an Investor to its respective general or limited partners or members in accordance with such Investor’s fund documents, as the case may be; (iv) a Transfer made by a JPMP Investor pursuant to and in accordance with the Regulatory Sideletter; or (v) a Transfer made pursuant to the registration rights as set forth in Section 7 of the Investor Stockholders Agreement; provided that such transferee, in the case of clauses (i), (ii), (iii) and (iv) above shall agree in writing with the parties to the Investor Stockholders Agreement to be bound by, and to comply with, all applicable provisions of and to be deemed to be an Investor for purposes of the Investor Stockholders Agreement.

“Permitted Transferee” means any Person who acquires Shares pursuant to clauses (i), (ii) and (iii) of the definition of “Permitted Transfer”.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Investors” means (i) the JPMP Investors, so long as the JPMP Investors, together with their Permitted Transferees, collectively own Shares representing at least 33% of the Initial Investor Shares owned by the JPMP Investors; provided, that the JPMP Investors shall not be deemed to be a Principal Investor at any time that they do not, together with their Permitted Transferees, collectively own Shares representing at least 33% of the Initial Investor Shares owned by the JPMP Investors, and (ii) the Apollo Investors, so long as the Apollo

Investors, together with their Permitted Transferees, collectively own Shares representing at least 33% of the Initial Investor Shares owned by the Apollo Investors; provided, that the Apollo Investors shall not be deemed to be a Principal Investor at any time that they do not, together with their Permitted Transferees, collectively own Shares representing at least 33% of the Initial Investor Shares owned by the Apollo Investors (in each case, as may be adjusted for stock splits, stock dividends, recapitalizations or similar events).  For the avoidance of doubt, so long as there are two Principal Investors, references in this Agreement to “Principal Investors” shall mean both Principal Investors, and if at any time there is only one Principal Investor, references in this Agreement to “the Principal Investors” or “each Principal Investor” shall mean that sole Principal Investor then remaining.

“Put Price” per share of Stock shall mean the Fair Market Value as of the later of the date of the Redemption Notice and the date the Reinstatement Notice is delivered to Employee.

“Regulatory Sideletter” means that certain letter agreement between Holdings and the JPMP Investors, a copy of which is attached to the Investor Stockholders Agreement as Exhibit B.

“Shares” means (a) all shares of Stock, whenever issued, including all shares of Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and Convertible Securities (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

“Stock” means Common Stock, together with any other classes or series of equity securities of Holdings.

“Subsidiary” of a Person means: (i) any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has a more than 50% equity interest.

“Transactions” means the transactions set forth in the Agreement and Plan of Merger by and among Holdings, Marquee Inc. and AMCE, dated as of July 22, 2004 and the transactions related thereto.

“Transfer” means a transfer, sale, assignment, pledge, hypothecation or other disposition or exchange, including any Transfer of a voting or economic interest in securities or other property; and “Transferring” or “Transferred” have correlative meanings.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Stock or Convertible Securities.

[signature page follows]

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

MARQUEE HOLDINGS INC.,
a Delaware corporation

By:	/s/ Stephan Oppenheimer

Title:	Vice President, Secretary and Assistant
Treasurer

By:	Aaron J. Stone

Title:	Vice President, Assistant Secretary and
Assistant Treasurer

AMC ENTERTAINMENT INC.,
a Delaware corporation

By:	Kevin M. Connor

Title:	Senior Vice President, General Counsel and
Secretary

/s/ Peter C. Brown
PETER C. BROWN, EMPLOYEE

SCHEDULE 1

SCHEDULE OF INVESTORS

NAME
JPMP INVESTORS
J.P. MORGAN PARTNERS (BHCA), L.P.
J.P. MORGAN PARTNERS GLOBAL INVESTORS, L.P.
J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN), L.P.
J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN) II, L.P.
J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN), L.P.
AMCE (GINGER), L.P.
AMCE (LUKE), L.P.
AMCE (SCARLETT), L.P.

APOLLO INVESTORS
APOLLO INVESTMENT FUND V, L.P.
APOLLO OVERSEAS PARTNERS V, L.P.
APOLLO NETHERLANDS PARTNERS V(A), L.P.
APOLLO NETHERLANDS PARTNERS V(B), L.P.
APOLLO GERMAN PARTNERS V GMBH & CO KG

OTHER INVESTORS
WESTON PRESIDIO CAPITAL IV, L.P.
WPC ENTREPRENEUR FUND II, L.P.
SSB CAPITAL PARTNERS (MASTER FUND) I, L.P.
CAISSE DE DEPOT ET PLACEMENT DU QUEBEC
CO-INVESTMENT PARTNERS, L.P.
CSFB STRATEGIC PARTNERS HOLDINGS II, L.P.
CSFB STRATEGIC PARTNERS PARALLEL HOLDINGS II, L.P.
CSFB CREDIT OPPORTUNITIES FUND (EMPLOYEE), L.P.
CSFB CREDIT OPPORTUNITIES FUND (HELIOS), L.P.
CREDIT SUISSE ANLAGESTIFTUNG
PEARL HOLDINGS LIMITED
PARTNERS GROUP PRIVATE EQUITY PERFORMANCE HOLDING LIMITED
VEGA INVEST (GUERNSEY) LIMITED
ALPINVEST PARTNERS CS INVESTMENTS 2003 C.V.
ALPINVEST PARTNERS LATER STAGE CO-INVESTMENTS CUSTODIAN II B.V.
ALPINVEST PARTNERS LATER STAGE CO-INVESTMENTS CUSTODIAN IIA B.V.
SCREEN INVESTORS 2004, LLC